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                                                                   EXHIBIT 10.41

                            MASTER SERVICES AGREEMENT


                                     BETWEEN



                        ALLTEL INFORMATION SERVICES, INC.


                                       AND

                            BEVERLY ENTERPRISES, INC.

--------------------------------------------------------------------------------


                           DATED AS OF: __________1997


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                                TABLE OF CONTENTS
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1. DEFINITIONS....................................................................................................1

   1.1 DEFINITIONS................................................................................................1

2. SERVICES.......................................................................................................2

   2.1 SERVICES...................................................................................................2

   2.2 ATTACHMENT.................................................................................................2

   2.3 PROCESSING SCHEDULE........................................................................................3

3. FEES AND PAYMENT ARRANGEMENTS..................................................................................3

   3.1 SERVICE FEES...............................................................................................3

   3.2 PAYMENTS BY CLIENT.........................................................................................4

4. TERM...........................................................................................................4

   4.1 TERM.......................................................................................................4

   4.2 CLIENT RENEWAL OPTION......................................................................................5

5. EDUCATION......................................................................................................5

   5.1 ALLTEL STANDARD CORPORATE TRAINING.........................................................................5

   5.2 THIRD PARTY APPLICATION TRAINING...........................................................................5

6. DATA PROCESSING, PREMISES AND SECURITY.........................................................................5

   6.1 DATA PROCESSING............................................................................................5

   6.2 CLIENT PROCESSING PREMISES.................................................................................5

   6.2.1 ALLTEL TECHNOLOGY CENTER.................................................................................6

   6.2.2 ALLTEL TECHNOLOGY CENTER RELOCATION......................................................................6

   6.3 SECURITY STANDARDS.........................................................................................6


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
7. CLIENT RESOURCES...............................................................................................6

   7.1 CLIENT RESOURCES...........................................................................................6

   7.2  REQUIRED CONSENTS.........................................................................................6

8. EQUIPMENT......................................................................................................7

   8.1 HARDWARE...................................................................................................7

   8.2 TERMINALS/WORKSTATIONS/NETWORK EQUIPMENT...................................................................7

   8.3 SUPPLIES AND FORMS.........................................................................................7

   8.4 CONFIDENTIALITY OF CLIENT DATA.............................................................................7

   8.5 DELIVERY...................................................................................................8

9. SOFTWARE.......................................................................................................8

   9.1 CLIENT SOFTWARE............................................................................................8

   9.2  THIRD PARTY SOFTWARE AND MAINTENANCE......................................................................8

   9.3 INSTALLATION OF NEW RELEASES, UPDATES AND ENHANCEMENTS.....................................................9

10. PERSONNEL AND COMMITTEES......................................................................................9

   10.1 ALLTEL ACCOUNT RELATIONSHIP EXECUTIVE.....................................................................9

   10.2  LIAISON MANAGER..........................................................................................9

   10.3 ALLTEL BASE STAFF........................................................................................10

   10.4 TEMPORARY RESOURCE.......................................................................................10

   10.5 MUTUAL PLANNING..........................................................................................10

11. FILES AND PROGRAMS, STORAGE, AND DISASTER RECOVERY...........................................................12

   11.1 FILES AND PROGRAMS.......................................................................................12

   11.2 STORAGE..................................................................................................12

   11.3  DISASTER RECOVERY.......................................................................................12


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
12. CHANGE ORDERS................................................................................................13

13. INTELLECTUAL PROPERTY RIGHTS.................................................................................13

   13.1 MODIFICATIONS TO CLIENT SOFTWARE.........................................................................13

   13.2 OWNERSHIP OF ALLTEL SOFTWARE.............................................................................14

   13.3 MODIFICATIONS TO ALLTEL SOFTWARE.........................................................................14

14. AUDITS.......................................................................................................14

   14.1 CLIENT'S REGULATORY AUDIT................................................................................14

   14.2 EXCLUDED MATERIALS.......................................................................................15

15. DISPUTE RESOLUTION...........................................................................................15

   15.1 DISPUTE RESOLUTION PROCEDURES............................................................................15

   15.2 CLAIMS PROCEDURES........................................................................................15

   15.3 ESCALATION PROCEDURES....................................................................................16

16. LIMITATION OF LIABILITY......................................................................................17

17. INDEMNIFICATION..............................................................................................17

   17.1 PERSONAL INJURY AND PROPERTY DAMAGE......................................................................17

   17.2  INFRINGEMENT OF ALLTEL SOFTWARE OR ALLTEL PROVIDED THIRD PARTY SOFTWARE.................................17

   17.3  INFRINGEMENTS OF CLIENT SOFTWARE OR CLIENT PROVIDED THIRD PARTY SOFTWARE................................18

   17.4 PREVIOUS LIABILITIES.....................................................................................19

   17.5 DISPUTE RESOLUTION.......................................................................................19

18. FORCE MAJEURE, TIME OF PERFORMANCE AND INCREASED COSTS AND ERROR CORRECTION..................................19

   18.1 FORCE MAJEURE............................................................................................19

   18.2 TIME OF PERFORMANCE AND INCREASED COSTS..................................................................21

   18.3 ERROR CORRECTION.........................................................................................21

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
19. NOTICES......................................................................................................21

   19.1 NOTICES..................................................................................................21

   19.2 CHANGE OF ADDRESS........................................................................................22

20. TERMINATION..................................................................................................22

   20.1 TERMINATION..............................................................................................22

   20.2 TERMINATION UPON ALLTEL'S MATERIAL BREACH................................................................23

   20.3 TERMINATION UPON CLIENT'S MATERIAL BREACH................................................................24

   20.4 OPERATIONS DURING THE TERMINATION PERIOD.................................................................25

   20.5 TRANSITIONAL COOPERATION.................................................................................26

   20.6 SURVIVAL UPON EXPIRATION OR TERMINATION..................................................................26

   20.7 TERMINATION FOR CONVENIENCE..............................................................................26

21. CONFIDENTIALITY..............................................................................................27

   21.1 CONFIDENTIALITY OBLIGATION...............................................................................27

   21.2 NON-DISCLOSURE COVENANT..................................................................................27

   21.3 EXCEPTIONS...............................................................................................27

   21.4 CONFIDENTIALITY OF THIS AGREEMENT; PROTECTIVE ARRANGEMENTS...............................................28

22. OTHER REPRESENTATIONS, WARRANTIES AND COVENANTS..............................................................28

   22.1 LICENSES AND PERMITS AND COMPLIANCE WITH LAWS............................................................28

   22.2 NO INTERFERENCE WITH CONTRACTUAL RELATIONSHIP............................................................29

   22.3 COVENANT OF GOOD FAITH...................................................................................29

   22.4 NO INFRINGEMENT..........................................................................................29

   22.5 AUTHORIZATION AND EFFECT.................................................................................30

   22.6 NO ADDITIONAL REPRESENTATIONS OR WARRANTIES..............................................................30


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
23. MISCELLANEOUS................................................................................................31

   23.1 INDEPENDENT CONTRACTOR...................................................................................31

   23.2 OMNIBUS RECONCILIATION ACT COMPLIANCE....................................................................31

   23.3 ASSIGNMENT...............................................................................................32

   23.4 SEVERABILITY.............................................................................................32

   23.5 THIRD PARTY BENEFICIARIES................................................................................32

   23.6 GOVERNING LAW............................................................................................32

   23.7 EXECUTED IN COUNTERPARTS.................................................................................32

   23.8 CONSTRUCTION.............................................................................................33

   23.9  ENTIRE AGREEMENT........................................................................................33

   23.10 AMENDMENTS AND WAIVERS..................................................................................33

   23.11 REMEDIES CUMULATIVE.....................................................................................33

   23.12 PRESS RELEASES..........................................................................................33

   23.13 TAXES...................................................................................................34


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                                    EXHIBITS


Exhibit A         Service Schedules
Exhibit B         Processing Schedule
Exhibit C         Software Lists
Exhibit D         Equipment
Exhibit E         Pricing
Exhibit F         Staff Roles and Responsibilities
Exhibit G         (Intentionally left blank)
Exhibit H         Disaster Recovery
Exhibit I *       Standard Operating Procedures
Exhibit J         Client's Information Technology Environment


* From time to time, procedures in Exhibit I will be modified and mutually agreed upon except for Exhibit I Attachment 2, Exhibit I Attachment 3, and
      Exhibit I Attachment 6, which are proprietary to ALLTEL. Furthermore, it is recognized that all exhibits may be more fully developed, or amended, from time to time.


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                            MASTER SERVICES AGREEMENT


This is an Agreement (the "Agreement"), dated as of the ____day of _______1997 ("Effective Date"), by and between ALLTEL INFORMATION SERVICES, INC., a Delaware corporation, 4001 Rodney Parham Road, Little Rock, Arkansas 72212-2496 ("ALLTEL") and BEVERLY ENTERPRISES, INC. located at 1200 South Waldron Road, Suite 155, Fort Smith, Arkansas 72913-3324 (the "Client").

      NOW, THEREFORE, the parties agree as follows.

1.    DEFINITIONS

      1.1   DEFINITIONS. AS USED IN THIS AGREEMENT:

            (a) "Affiliate" shall mean any wholly-owned direct or indirect subsidiary of ALLTEL Corporation, and with respect to Client shall mean any wholly owned direct or indirect subsidiary of Client.

            (b) "ALLTEL Software" shall mean any program as described in Exhibit C, or part of such program as described in Exhibit C, which is owned or developed by ALLTEL or any ALLTEL Affiliate and all modifications, upgrades or enhancements to any such program provided under this Agreement.

            (c) "Client Resources" shall mean those assets, services, and rights, if any, leased, contracted for, licensed, or owned by Client, including Client Software and Client provided Third Party Software to be made available to ALLTEL by Client to facilitate ALLTEL in providing the Services.

            (d) "Client Software" shall mean any program or part of a program, (or any modifications, updates or enhancements to such Client Software developed in accordance with the terms of this Agreement) which is owned or developed by Client which is made available by Client to ALLTEL and which is necessary for ALLTEL to provide the Services. Under no circumstances shall the ALLTEL Software and ALLTEL Work constitute Client Software for purposes of the Agreement.

            (e) "Expiration Date" shall mean the earliest of (i) the later to occur of the five (5) year anniversary of the Start Date or the date to which this Agreement is extended in accordance with Section 4, or (ii) the date this Agreement is terminated in accordance with Section 20.


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            (f)   "Required Consents" shall mean the consents required to permit the transfer to ALLTEL of the right to use any Client
                  Resources.

            (g)   "Start Date" shall mean, 1997.

            (h) "Third Party Software" shall mean any program, or part of a program which is licensed or sub-licensed to Client or ALLTEL by a third party that has the right to provide that license or sub-license, including, without limitation, those programs described in Exhibit C.

            (i) "ALLTEL Network" shall mean that equipment, network components and telephone leased lines between Client's Fort Smith facility and ALLTEL's Technology Center at Little Rock. Specifically included are the channel extenders, DS1 circuits between Client's Fort Smith facility and ALLTEL Technology Center in Little Rock, including CSU's required to support circuits and equipment attached to and including the Front End Processor located at the ALLTEL Technology Center in Little Rock.

            (j) "Client Network" shall mean all communication equipment, network components, leased and dial data circuits which terminate on Client's premises in Fort Smith. Specifically included are all LAN attached equipment, VSAT equipment, and any remaining 3X74 or 3172 equipment located in Fort Smith.

2.    SERVICES

      2.1 SERVICES. This Agreement sets forth the terms and conditions for the provision by ALLTEL to Client of the information systems management services, production control, operations services, technical support and consulting services during the term hereof, as described in the Service Attachment attached hereto as Exhibit A (individually and collectively the "Services"). ALLTEL, on behalf of Client, also agrees to provide certain specifically identified Services as set forth on Exhibit A to Client Affiliates. Client agrees to notify ALLTEL of new opportunities to provide similar or related Services to Client, including, without limitation, providing new outsourcing services, and to include such services within the scope of this Agreement, by written amendment to Exhibit A in situations that are mutually beneficial to Client and ALLTEL. This section in no way obligates Client to select ALLTEL to provide the above described additional services.

      2.2 ATTACHMENT. All applicable terms, conditions, responsibilities and delivery schedules which apply to a particular Service (as opposed to those which apply generally to all Services and which are set forth elsewhere in this Agreement and in the other exhibits attached hereto) are identified in Exhibit A. The Service-specific terms, conditions, responsibilities and delivery schedules shall govern the provision of the relevant Service. Any new terms, conditions, responsibilities or delivery


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            schedules which may be specifically applicable to any particular
            Service, as they are negotiated through the course of business, shall be set forth in writing and executed by the parties and added to this Agreement as an amendment. Such action shall not constitute a modification or change of any provision of this Agreement or of any other provision of any other Exhibit, unless expressly stated in such written agreement. Unless otherwise agreed to by the parties hereunder, the Services to be rendered by ALLTEL to Client and the Service Beneficiaries are limited to those Services which are described in this Agreement and the Exhibits.

      2.3 PROCESSING SCHEDULE. ALLTEL will process and update Client's data in accordance with Exhibit B.

3.    FEES AND PAYMENT ARRANGEMENTS

      3.1 SERVICE FEES. Attached hereto as Exhibit E is a schedule of fees chargeable by ALLTEL to Client for performing the Services, including, without limitation, the monthly base fee (the "Monthly Base Fee"), monthly variable fee (the "Monthly Variable Fee"), a mechanism for adjusting the Monthly Base Fee for changes in Client's volume type or quantity of Services, penalties or incentives (annually), a mechanism for changing the Monthly Variable Fee for changes in Staff, a mechanism for changing the Monthly Base Fee and Monthly Variable Fee for changes in inflation, a mechanism for changing the Monthly Base Fee for changes in the cost of hardware and software maintenance (collectively, as from time-to-time adjusted, the "Service Fees"), as well as certain out-of-pocket expenses paid to third parties by ALLTEL (the "Pass-Through Expenses"): The Monthly Base Fee set forth in Exhibit E is expressly conditioned on Client being and continuing in full compliance with ALLTEL's standard operating procedures as further defined in Exhibit I(as of and after, 6 months after the Effective Date), including, without limitation, weekly maintenance windows, operating system and hardware upgrade schedules and problem and change procedures. In the event Client fails to so comply, Client shall pay to ALLTEL a penalty in the amount of 2% of the Monthly Base Fee retroactive to the Start Date until Client comes into compliance with ALLTEL's operating procedures as described above. In the event ALLTEL is the sole cause of Client's failure to be compliant within 6 months, Client shall not pay the 2% penalty and ALLTEL will continue to invoice Client at the leveraged rate until Client is compliant. Client agrees to make best efforts to become compliant.



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      3.2   PAYMENTS BY CLIENT

            (a) INVOICING REQUIREMENTS. Client agrees and acknowledges that depending on the underlying reason for a change in the amount of the Monthly Base Fee or Monthly Variable Fee, in accordance with Exhibit E, ALLTEL shall reflect such change either as a permanent recalculation to the Monthly Base Fee and/or Monthly Variable Fee (after prior notice to Client) or as a separately delineated temporary increase to the Monthly Base Fee and/or Monthly Variable Fee. ALLTEL shall invoice Client monthly by no later than the 15th calendar day of each month for the Service Fees for the upcoming calendar month, as well as for any known Pass-Through Expenses and any other applicable charges for the immediately preceding month and other preceding months. ALLTEL's invoice shall be in such format and contain such detail and supporting backup as may be agreed upon by the parties.

            (b) PAYMENT TERMS. Client shall pay by method satisfactory to ALLTEL and Client, the monthly invoiced amount in full, including any amounts or portions thereof in dispute, on or prior to the first day of the month immediately following the month in which the invoice is dated. Any amount not received by the 30th day after the date that the payment was due, shall be subject to interest on the balance overdue at a rate equal to 12% per annum prorated to the date of payment. Should Client dispute in good faith all or any portion of the amount due on any invoice or require any adjustment to an invoiced amount, Client shall notify ALLTEL in writing, prior to the due date of that invoice, of the nature and basis of the dispute and/or adjustment as soon as possible using the dispute resolution procedures set forth in Section 15 of this Agreement. The parties each shall use its best efforts to resolve the dispute prior to the payment due date. If the parties, however, are unable to resolve the dispute prior to the payment due date, Client shall nevertheless pay the entire amount to ALLTEL by the due date. If it is ultimately determined that such amount should not have been paid by Client to ALLTEL, ALLTEL shall credit this amount, plus interest, in accordance with Section 15.1 of this Agreement on Client's next invoice.

4.    TERM

      4.1 TERM. The term of this Agreement shall begin on the Effective Date and end on the Expiration Date. At least twelve(12) months prior to the Expiration Date, ALLTEL shall submit to Client a written proposal for renewal of this Agreement for an additional term as specified in such proposal. Client shall respond to such proposal within one hundred twenty (120) days following receipt thereof.


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      4.2   CLIENT RENEWAL OPTION. In lieu of responding to ALLTEL's written proposal described in Section 4.1, Client shall have the right and option, exercisable at any time during the 90 day period immediately preceding the date that is six (6) months prior to the Expiration Date, to notify ALLTEL that Client elects to extend such initial term for a two year extension. Client shall have the further right and option, exercisable during the 90 day period immediately preceding the date that is six (6) months prior to the expiration of the initial two year extension to extend the Agreement for an additional two year term. The parties shall agree on any extensions to the term of the Agreement beyond the two, two year extensions.

5.    EDUCATION

      5.1 ALLTEL STANDARD CORPORATE TRAINING. In addition to the corporately provided ALLTEL classroom education services, ALLTEL will make available to Client personnel its standard application software training courses, which are generally held in Little Rock, Arkansas, in accordance with ALLTEL's Education and Training Department schedule, a current copy of which will be provided quarterly to Client upon request. Client personnel may attend such courses, and any other standard courses generally offered by ALLTEL to its other customers, upon payment of ALLTEL's then current published course fee, subject to normal space availability requirements and compliance with ALLTEL's standard registration and enrollment deadlines and procedure. Client will pay all of its travel and lodging expenses while attending ALLTEL courses.

      5.2 THIRD PARTY APPLICATION TRAINING. Client will pay for any third party end user training associated with the implementation of third party application software. ALLTEL will work with Client to supplement and customize such training as reasonably practicable in light of the ALLTEL resources available.

6.    DATA PROCESSING, PREMISES AND SECURITY.

      6.1 DATA PROCESSING. ALLTEL shall provide the operation of Client's data processing systems at ALLTEL's Technology Center defined below.

      6.2 CLIENT PROCESSING PREMISES. Client agrees to provide ALLTEL with adequate premises located in Fort Smith, Arkansas, in good repair, to perform its responsibilities under this Agreement (hereinafter the "Data Center"). Without limiting the generality of the foregoing, Client agrees to supply water, sewage, heat, lights, telephone lines and equipment, air conditioning, electricity, daily janitorial services, cafeteria privileges office equipment and furniture, and parking spaces for ALLTEL employees under the same conditions provided to employees of Client. ALLTEL is not responsible for any injury or damage to property or persons which occurs in or around the Data Center unless it is caused by the negligence or willful misconduct of ALLTEL. Client will provide telephone instruments and telephone service for ALLTEL to communicate with the


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            employees of Client and as required by ALLTEL to operate the Data
            Center. In the event Client desires to move the Data Center after the Effective Date, Client shall provide ALLTEL prior notice of such move and pay ALLTEL for any costs incurred by ALLTEL because of such move.

            6.2.1 ALLTEL TECHNOLOGY CENTER. Throughout the term of this
                  Agreement, ALLTEL will provide sufficient facilities to support the required mainframe equipment and operations (hereinafter the "ALLTEL Technology Center"). Throughout the term of this Agreement, ALLTEL will notify Client of any material changes in the ALLTEL Technology Center operating environment that might affect Client's operations or obligations under this Agreement.

            6.2.2 ALLTEL TECHNOLOGY CENTER RELOCATION. ALLTEL may relocate the
                  ALLTEL Technology Center by providing Client with reasonable notice of such relocation. ALLTEL will bear all costs associated with such relocation and Client shall not incur any additional costs due to such relocation.

      6.3 SECURITY STANDARDS ALLTEL will adhere to such security standards with respect to Client's data mutually agreed upon by the parties. Client will reimburse ALLTEL for its actual costs incurred as a Pass-Through Expense if adherence is above the normal accepted industry security processes requested or required by Client increases ALLTEL's costs of operation.

7.    CLIENT RESOURCES

      7.1 CLIENT RESOURCES During the term of this Agreement, and except as otherwise described in this Agreement, Client will provide for ALLTEL's use in providing the Services, the Client Resources as described on 1.1.c..

      7.2   REQUIRED CONSENTS

            (a) COOPERATION. Client shall be required to obtain all Required Consents. Upon Client's request, ALLTEL shall assist Client in obtaining the Required Consents. Once each such Required Consent has been obtained, Client shall provide a copy of it to ALLTEL. Until such time as the Required Consent has been obtained by Client, any right to use the affected Client Resource shall not be deemed to have been transferred to ALLTEL, and the parties shall cooperate with each other in achieving a reasonable alternative arrangement for the use of the affected Client Resources. Client shall provide any and all consents for the use by ALLTEL of the Client provided Third Party Software listed in the Client column of Exhibit C-2.


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            (b)   COSTS. Any cost incurred by ALLTEL at Client's request in
                  obtaining a Required Consent shall be separately charged by ALLTEL to Client as a Pass-Through Expense.

            (c) TRAINING. The Base Staff shall provide training to Client's designated training staff located at Ft. Smith on all changes to the host system requiring training of Client's staff. Client shall be responsible for supplying resources for and paying the cost of end-user training.

8.    EQUIPMENT

      8.1 HARDWARE. Client shall pay all costs of purchasing, leasing, installing, utilizing and owning all hardware at Client facilities as required for the operation of Client's application systems and for the testing and training of such systems. A list of Client's hardware as of the Effective Date is set forth in Exhibit D. Client will also provide, at no cost to ALLTEL, all specialized workstations, printers and other hardware and software required by ALLTEL to support the Client application systems.

      8.2 TERMINALS/WORKSTATIONS/NETWORK EQUIPMENT. Client will pay all costs associated with Client Network, including, without limitation, all hardware maintenance fees and software license and maintenance fees, of purchasing, leasing, installing, utilizing and owning personal computers, terminals, workstations and controllers used by Client's personnel, as well as all network equipment, including, without limitation, all communication or telephone lines, data service units, modems, hubs, routers, and LAN operating system software.

      8.3 SUPPLIES AND FORMS. Client will be responsible for all cost associated with the addition of new magnetic tapes and tape cartridges above the base capacity outlined in Exhibit E required to perform ALLTEL's processing responsibilities during the term of this agreement. Client is responsible for furnishing and cost for all printer-related consumables. Client will provide all supplies for office equipment and personal computers for ALLTEL's Base Staff at all client facilities necessary to perform Client related activities.

      8.4 CONFIDENTIALITY OF CLIENT DATA. ALLTEL shall make best efforts to cause all information concerning Client, its business or customers submitted to ALLTEL pursuant to this Agreement to be held in confidence by ALLTEL and not be disclosed. No person or entity, other than those employees and contractors with a need to know, shall be permitted to have access to Client's data without the written authorization of Client. All of Client's data shall be available for examination by Client, at any time during regular business hours, without notice. If ALLTEL receives any legal process requiring it to produce Client's data or that of any of its customers, ALLTEL shall notify Client promptly, and deliver copies of such orders to Client, immediately and prior to compliance with such process.


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

      8.5 DELIVERY. Client, or its designee, is responsible for delivery of all input and output data to and from the Fort Smith Data Center and for all costs of delivery of output from the ALLTEL Technology Center.

9.    SOFTWARE.

      9.1 CLIENT SOFTWARE. ALLTEL will use all Client Software for the exclusive use by Client and the Service Beneficiaries in connection with providing the Services to Client and the Service Beneficiaries. Additional use of Client Software by ALLTEL shall require the written consent of Client. ALLTEL reserves the right in advance of any processing or use of Client Software to assure compatibility with equipment and consistency with other processing requirements, techniques and standards. ALLTEL's use of any, new or not supported by vendor, Client Software may result in an increase to the Service Fees.

      9.2   THIRD PARTY SOFTWARE AND MAINTENANCE.

            (a) THIRD PARTY SOFTWARE. Exhibit C sets forth a list of all Client provided Third Party Software and ALLTEL provided Third Party Software. ALLTEL will use all Client provided Third Party Software for the exclusive use by Client in connection with the Services to Client. For any Client provided Third Party Software that is not listed on Exhibit C, ALLTEL reserves the right in advance of any processing or use of any Client provided Third Party Software to assure compatibility with equipment and consistency with other processing requirement, techniques, and standards including year 2000 compliance. Client will procure all consents and pay any reasonable expenses necessary to allow ALLTEL to use any Client provided Third Party Software. If a defect occurs in the Client provided Third Party Software (including noncompliance with year 2000 standards) or if such Client provided Third Party Software does not function in accordance with its specifications during the Term of the Agreement, Client shall cooperate fully with ALLTEL to cause such third party to promptly correct such defect to the extent required under the applicable agreement. To the extent that any Third Party Software or necessary part thereof is not made available to ALLTEL or if a defect in any Third Party Software or necessary part thereof inhibits ALLTEL's provision of the Services, ALLTEL shall be excused from providing such Services until at least the Third Party Software is made available or the defect remedied. ALLTEL agrees to reasonably contact and negotiate with Third Party Software vendors in an effort to accomplish the elimination of any problems. If a defect occurs in any ALLTEL provided Third Party Software or such ALLTEL provided Third Party Software does not function in accordance with its specifications, ALLTEL shall use its best


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

                  efforts to cause such third party to promptly correct such defect to the extent required under the applicable agreement.

            (b) THIRD PARTY SOFTWARE MAINTENANCE. Client will pay for all Third Party Software maintenance fees for the Client provided Third Party Software listed in Exhibit C. ALLTEL will provide as part of the Monthly Base Fee all third party software maintenance for the ALLTEL provided Third Party Software listed in Exhibit C.

      9.3 INSTALLATION OF NEW RELEASES, UPDATES AND ENHANCEMENTS. All changes to the ALLTEL Software and ALLTEL provided Third Party Software, being used by Client including the installation of enhancements, updates, new releases and replacements of the ALLTEL Software and ALLTEL provided Third Party Software, shall be made only with the prior written approval of Client, which shall not be unreasonably withheld, both parties agree to provide all necessary approvals in order to ensure that the version of the ALLTEL Software and ALLTEL provided Third Party Software in production with Client shall not be more than two major releases behind that version of the ALLTEL Software and ALLTEL provided Third Party Software then generally available to the public. Similarly, for all Client Software and Client provided Third Party Software, Client agrees, upon notification by ALLTEL, and unless mutually agreed otherwise, to take all necessary steps in order to ensure that the version of the Client Software and Client provided Third Party Software in production with Client is not more than two major releases behind the version of the Client Software or Third Party Software then generally available to the public. If Client refuses to approve replacements of the ALLTEL Software or ALLTEL provided Third Party Software, Client shall pay for any reasonable and actual costs incurred by ALLTEL for supporting and maintaining the replaced software.

10.   PERSONNEL AND COMMITTEES.

      10.1 ALLTEL ACCOUNT RELATIONSHIP EXECUTIVE. ALLTEL will assign an individual (the "ALLTEL Account Relationship Executive") who will oversee and manage the Services and serve as ALLTEL's primary point of contact with Client with respect to the Services and will be located at the Technology Center. Prior to the selection of any replacement ALLTEL Account Relationship Executive, ALLTEL shall give prior written notice to Client of such change, will provide Client a resume of the proposed ALLTEL Account Relationship Executive and shall give Client an opportunity to interview such proposed ALLTEL Account Relationship Executive.

      10.2 LIAISON MANAGER. Client will assign a mutually agreeable individual (the "Liaison Manager") who will serve as Client's primary point of contact for all communications with ALLTEL with respect to this Agreement. As of the date hereof, Client's Chief Information Officer or such officer's designee shall serve as


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

            the initial Liaison Manager. Prior to the selection of the initial or any replacement Liaison Manager, Client shall give written notice to ALLTEL of such selection or change.

      10.3 ALLTEL BASE STAFF. ALLTEL shall have responsibility for providing the human resources as required to provide the Services described in Exhibit A. ALLTEL can draw upon its own employees (at the Client's facility or elsewhere), as well as the employees of the ALLTEL Affiliates and subcontractors in order to bring together the Base Staff and to perform the Services. ALLTEL shall have the right to transfer or substitute members of the Base Staff as ALLTEL may reasonably determine after six (6) months from Start Date.

      10.4 TEMPORARY RESOURCE. Client may request ALLTEL to provide additional resources or hours on a temporary basis and ALLTEL will provide such resources or hours on an as-available basis at ALLTEL's prices for such resources as set forth in Exhibit E. ALLTEL will promptly respond with a quotation for such resource. If Client wishes to utilize ALLTEL services quoted, Client will notify ALLTEL in writing, authorizing ALLTEL to provide such services.

      10.5  MUTUAL PLANNING COMMITTEE.

            (a) MUTUAL PLANNING COMMITTEE. ALLTEL and Client agree that effective planning and communication are necessary to provide overall direction for the Services and that each will work to promote a free and open exchange of information. To that end, ALLTEL's Account Relationship Executive and Client executives(CIO and senior level or higher employees of Client) will endeavor to meet at least quarterly, but no less than annually, for the duration of this Agreement to discuss matters of mutual importance. Some of the matters to be discussed are:

                  (i) review and approve the strategic technology plan of Client and all annual updates thereto;

                  (ii) review and approve systems design, development and implementation project recommendations of ALLTEL concerning the Services, including, without limitation, providing human resources, utilizing available ALLTEL Software, procuring Third Party Software, providing equipment, increasing or decreasing ALLTEL supplied processing to support the Services, and forwarding recommendations for major authorizations to the Client management committee for approval;

                  (iii) review ALLTEL's performance of the Services during the previous calendar quarter, including, without limitation, the milestones that have been completed;


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

              (iv) review the status of the current Services that ALLTEL is performing;

              (v) identify any problems relating to the Services and suggest corrective actions to solve such problems, including, without limitation, the cost to Client to correct such problems;

              (vi) review and approve the Services that are scheduled to be provided by ALLTEL for the upcoming calendar quarter(s), including, without limitation, the scope of the Services and of any applicable performance standards, and deliverables.

              (vii) review, approve and establish information technology standards, policies and procedures as recommended by ALLTEL, including, without limitation, delegation of certain review and approval authority to specific Client managers and the Mutual Planning Committee;

              (viii) review and approve requests for major system modifications and enhancements that may be submitted by end-users;

              (ix) prioritize and allocate Staff resources on all systems design, development and implementation projects;

              (x) review and approve any ALLTEL's bids and related scope of Services and deliverables for new work;

              (xi) review and approve ALLTEL requests for Staff resources and changes;

              (xii) periodically review information provided by ALLTEL on new products and services available from ALLTEL and other key third party providers;

              (xiii) review at least annually the composition of the Base Staff and any planned or suggested changes;

              (xiv) review any other aspect of the information processing and technology requirements or desires of Client.

                     Either party may request that this meeting may be held more or less frequently than quarterly. The Chief Information Officer of Client or his or her designee (who is a senior level or higher employee of Client) shall be the Chairman of the Mutual Planning Committee, and shall be responsible


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

                     for communicating, on behalf of the Mutual Planning Committee, to ALLTEL. All meetings shall have a published agenda issued by the ALLTEL Account Relationship Executive (as approved by the Chairman of the Mutual Planning Committee) at least five business days in advance of the meeting to allow the committee members a reasonable opportunity to prepare for the meeting. Meeting minutes will be issued by the ALLTEL Account Relationship Executive to members of the Mutual Planning Committee within five business days after the meeting. Following review by such members, the ALLTEL Account Relationship Executive will incorporate into final meeting minutes the members' accurate and reasonable comments and revisions, which shall constitute the final meeting minutes.

                     From time to time as requested by Client ALLTEL shall submit to the Mutual Planning Committee in writing a performance report, in a form and with content mutually established by the parties, that documents ALLTEL's performance of the Services. In addition, ALLTEL will provide the Mutual Planning Committee with such documentation and other information as may be reasonably requested by the Mutual Planning Committee.

11.    FILES AND PROGRAMS, STORAGE, AND DISASTER RECOVERY

       11.1 FILES AND PROGRAMS. After such time as the ALLTEL employees receive and operate Client's data on appropriate media in electronic format, ALLTEL will provide and maintain reasonable backup files as required by Client.

       11.2 STORAGE. ALLTEL is not responsible for off-site storage and transportation for all backup data files and programs produced at Client's facilities.

       11.3 DISASTER RECOVERY. Disaster Recovery shall be provided pursuant to the terms and conditions defined in Exhibit H.

12.    CHANGE ORDERS.

       Client may, at any time, in writing to ALLTEL, request changes to the scope or quantity of Services listed in Exhibits A, B, C, D, F or H. Such a request will be considered a "Change Order".. The parties agree and acknowledge that Client shall not request a Change Order that has the effect of terminating one or more of the Services in violation of the term of the Agreement. If any Change Order results in an increase or decrease in the cost of or time required for ALLTEL's performance of any of the Services, an equitable adjustment to the cost or delivery schedule or both shall be negotiated by the parties, and the Agreement and appropriate Exhibits shall be deemed amended to reflect such approved Change Order. ALLTEL may, but is not obligated to, begin work on the Change Order before such time as Client and ALLTEL shall have reached an equitable adjustment to the cost and delivery schedule

13.    INTELLECTUAL PROPERTY RIGHTS.

       13.1 MODIFICATIONS TO CLIENT SOFTWARE. Any writing or work of authorship, regardless of medium, comprising Client Software or Client-provided Third Party Software created by ALLTEL at Client's request in the course of performing the Services under this Agreement (including but not limited to software, source code, blueprints, diagrams, flow charts, specifications or functional descriptions, and specifically including any modifications, enhancements, interfaces (other than interfaces to the ALLTEL Software) (individually, a "Client Work") shall be deemed a "work for hire", and the sole and exclusive property of Client (except, no such writing or work of authorship relating to the Client-provided Third Party Software shall be a Client Work if the license agreement governing the Third Party Software prohibits the granting of such right by ALLTEL). The term "Client Work" shall not include the ALLTEL Software, or any modifications thereto, as well as any writing or work of authorship, regardless of medium, relating to or evidencing the ALLTEL Software. To the extent any Client Work is not deemed a "work for hire" under applicable law, ALLTEL hereby irrevocably assigns, transfers and conveys to Client all of its right, title and interest in such Client Work, including but not limited to, all rights of patent, copyright, trade secret, know-how and other proprietary and associated rights in such Client Work. ALLTEL agrees to execute such other documents or take such other actions as Client may reasonably request to perfect Client's ownership of any Client Work of which Client is granted ownership under this Section 13.1. The parties acknowledge that Client's ownership of any such Client Work shall not preclude ALLTEL from developing for other ALLTEL customers any work or works which are the same or substantially similar to a Client Work or Client Works, in whole or in part if such work or works are developed independently from Client Work or Client Works and if such work or works do not violate Client's intellectual property rights.

       13.2 OWNERSHIP OF ALLTEL SOFTWARE. As of the date hereof, and at all times hereafter, ALLTEL shall be the sole and exclusive owner of all right, title, and interest in and to the ALLTEL Software, including, without limitation, all intellectual property and other rights with respect to the ALLTEL Software. The parties acknowledge that this Agreement in no way limits or restricts ALLTEL and the ALLTEL Affiliates from developing or marketing on their own or for any third party in the United States or internationally the ALLTEL Software as from time to time constituted (including, but not limited to, any modification, enhancement, interface, upgrade, change and all software, source code, blueprints, diagrams, flow charts, specifications, functional descriptions or training materials relating thereto) without payment of any compensation to Client, or any notice to Client.

       13.3 MODIFICATIONS TO ALLTEL SOFTWARE. Any writing or work of authorship, regardless of medium, created or developed by ALLTEL or Client in the course of performing the Services under this Agreement and relating to the ALLTEL Software (including but not limited to, any modification, enhancement, interface, upgrade, change to the ALLTEL Software or ALLTEL-provided Third Party Software and all software, source code, blueprints, diagrams, flow charts, specifications, functional descriptions or training materials relating thereto) (individually an "ALLTEL Work") shall not be deemed a "work for hire" but shall be owned solely and exclusively by ALLTEL. To the extent any ALLTEL Work for any reason is determined not to be owned by ALLTEL, Client hereby irrevocably assigns, transfers and conveys to ALLTEL all of Client's right, title, and interest in such ALLTEL Work, including, but not limited to, all rights of patent, copyright, trade secret, know-how, and or other proprietary and associated rights in such ALLTEL Work. Client agrees to execute such documents and take such other actions as ALLTEL may reasonably request to perfect ALLTEL's ownership of any such ALLTEL Work.

14.    AUDITS

       14.1 CLIENT'S REGULATORY AUDIT. As reasonably requested by Client, ALLTEL shall cooperate with Client and its internal or external auditors for the purpose of Client's regulatory compliance at Client's facilities. Promptly following any such regulatory audit, whether conducted by Client's internal or external auditors, Client will instruct its auditors to conduct an exit conference with ALLTEL and to provide ALLTEL as soon thereafter as reasonably possible a copy of each report prepared as a result of such audit examination relating to data processing whether in draft or final form. In addition, Client will provide and instruct its external auditors to provide ALLTEL with a copy of that portion of each written report containing comments concerning ALLTEL or the Services performed by ALLTEL pursuant to this Agreement. ALLTEL shall make reasonable efforts to make changes required or recommended by the audit. Client shall reimburse ALLTEL as a Pass-Through Expense for any costs incurred by ALLTEL in cooperating with Client in connection with Client's audit except where ALLTEL's efforts are necessary to achieve audit compliance for exceptions that are considered generally accepted practices of the outsourcing industry.

       14.2 EXCLUDED MATERIALS. Nothing in this Section 14 shall be construed to require ALLTEL to provide Client with access to any records of whatever kind which contain information pertaining to any person or entity other than Client. In the event that the records contain commingled information relating to Client and a person or entity other than Client, ALLTEL shall mask or take other appropriate steps to maintain the confidentiality of the information relating to such other person or entity.

15.    DISPUTE RESOLUTION.

       15.1 DISPUTE RESOLUTION PROCEDURES. In the event a dispute arises between ALLTEL and Client with respect to the terms and conditions of this Agreement, or any subject matter governed by this Agreement, other than disputes regarding a party's compliance with the provisions of Section 21 (Confidentiality), such dispute shall be settled as set forth in this Section 15. At such time as the dispute is resolved, interest at a rate equal to the lesser of prime rate plus two percent per annum as announced from time to time by Boatmen's National Bank of Arkansas or five (5) percentage points above the federal discount rate as in effect from time to time for the period of dispute shall be paid to the party entitled to receive the disputed monies to compensate for the lapsed time between the date such disputed amount originally was to have been paid (or was paid) through the date monies are paid (or credited) in settlement of the dispute.

       15.2 CLAIMS PROCEDURES. If any party shall have any dispute with respect to the terms and conditions of this Agreement, or any subject matter referred to in or governed by this Agreement, that party (through the ALLTEL Account Relationship Executive of ALLTEL or the Liaison Manager of Client, as the case may be) shall provide written notification to the other party (through the ALLTEL Account Relationship Executive of ALLTEL or the Liaison Manager of Client, as the case may be) in the form of a claim identifying the issue or amount disputed and including a detailed reason for the claim. The party against whom the claim is made shall respond in writing to the claim within 30 days from the date of receipt of the claim document. The party filing the claim shall have an additional 30 days after the receipt of the response to either accept the resolution offered by the other party or request implementation of the procedures set forth in Section 15.3 (the "Escalation Procedures"). Failure to meet the time limitations set forth in this Section may result in the implementation of the Escalation Procedures.

       15.3   ESCALATION PROCEDURES.

              (a) Each of the parties agrees to negotiate, in good faith, any claim or dispute that has not been satisfactorily resolved following the claim resolution procedures described in
                     Section 15.2. To this end, each party agrees to escalate any and all unresolved disputes or claims in accordance with Section 15.3(b) and (c) before taking further action.

              (b) If the negotiations conducted pursuant to Section 15.2 do not lead to resolution of the underlying dispute or claim to the satisfaction of a party involved in such negotiations, then either party may notify the other in writing that he desires to elevate the dispute or claim to the Senior Vice President and General Manager of Technology Center of ALLTEL and the Chief Information Officer of Client for resolution. Upon receipt by the other party of such written notice, the dispute or claim shall be so elevated and the Senior Vice President and General Manager of Technology Center of ALLTEL and the Chief Information Officer of Client shall negotiate in good faith and each use its reasonable best efforts to resolve such dispute or claim. The location, format, frequency, duration and conclusion of these elevated discussions shall be left to the discretion of the representatives involved. Upon agreement, the representatives may utilize other alternative dispute resolution procedures to assist in the negotiations. Discussions and correspondence among the representatives for purposes of these negotiations shall be treated as confidential information developed for purposes of settlement, exempt from discovery and production, which shall not be admissible in subsequent proceedings between the parties. Documents identified in or provided with such communications, which are not prepared for purposes of the negotiations, are not so exempted and may, if otherwise admissible, be admitted in evidence in such subsequent proceeding.

              (c) If the negotiations conducted pursuant to Section 15.3(b) do not lead to resolution of the underlying dispute or claim to the satisfaction of a party involved in such negotiations, then either party may notify the other in writing that he desires to elevate the dispute or claim to the President of Technology Services of ALLTEL and the Chief Executive Officer of Client for resolution. Upon receipt by the other party of such written notice, the dispute or claim shall be so elevated and the President of Technology Services of ALLTEL and the Chief Executive Officer of Client shall negotiate in good faith and each use its reasonable best efforts to resolve such dispute or claim. The location, format, frequency, duration and conclusion of these elevated discussions shall be left to the discretion of the representatives involved. Upon mutual agreement, the dispute may be mediated before either party may resort to litigation. Upon agreement, the representatives may utilize other alternative dispute resolution procedures to assist in the negotiations. Discussions and correspondence among the representatives for purposes of these negotiations shall be treated as



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

                     confidential information developed for purposes of settlement, exempt from discovery and production, which shall not be admissible in any subsequent proceedings between the parties. Documents identified in or provided with such communications, which are not prepared for purposes of the negotiations, are not so exempted and may, if otherwise admissible, be admitted in evidence in such subsequent proceeding.

16.    LIMITATION OF LIABILITY.

              (a) Except for liability arising out of Section 17.2 herein, ALLTEL's liability for any claims or causes of action arising out of or related to this Agreement shall be limited to Client's direct damages, actually incurred, which under no circumstances shall exceed, in the aggregate, the amount paid by Client to ALLTEL under this Agreement for the twelve month period immediately preceeding the date of the breach. In no event shall ALLTEL be liable for indirect, special, punitive, incidental or consequential damages of any kind whatsoever including claims arising out of Section 17.2 herein or the claims or demands made by any third parties.

              (b) ALLTEL shall have no liability, express or implied, whether arising under contract, tort or otherwise which results directly or indirectly from the internal operations and performance of any Client Software and/or Client provided Third Party Software or any enhancement, development or maintenance of any such Client Software and/or Client provided Third Party Software.

17.    INDEMNIFICATION.

       17.1 PERSONAL INJURY AND PROPERTY DAMAGE. Each party agrees to indemnify, defend and hold harmless the other and its officers, directors, employees, affiliates (including, where applicable, the ALLTEL Affiliates and Client Affiliates), and agents from any and all liabilities, losses, costs, damages and expenses (including reasonable attorneys' fees) arising from or in connection with the damage, loss (including theft) or destruction of any real property or tangible personal property of the indemnified party resulting from the actions of any employee, agent or subcontractor of the indemnifying party insofar as such damage arises out of or in the course of fulfilling its obligations under this Agreement and to the extent such damage is due to any negligence, breach of statutory duty, omission or default of the indemnifying party, its employees, agents or subcontractors.

       17.2 INFRINGEMENT OF ALLTEL SOFTWARE OR ALLTEL PROVIDED THIRD PARTY SOFTWARE. ALLTEL agrees to defend at its own expense, any claim or action brought by any third party against Client and its officers, directors, employees, Client Affiliates, and agents for actual or alleged infringement of any patent, copyright or similar intellectual property right (including, but not limited to, misappropriation of trade secrets) based upon the ALLTEL Software or ALLTEL provided Third Party Software furnished hereunder by ALLTEL. ALLTEL further agrees to indemnify and hold Client and the Client Affiliates harmless from and against any and all liabilities, losses, costs, damages, and expenses (including reasonable attorneys' fees) associated with any such claim or action incurred by Client and the Client Affiliates. ALLTEL shall have the sole right to conduct the defense of any such claim or action and all negotiations for its settlement or compromise, unless otherwise mutually agreed to in writing between the parties hereto. ALLTEL agrees to give Client, and Client agrees to give ALLTEL, as appropriate, prompt written notice of any written threat, warning or notice of any such claim or action against ALLTEL or Client, as appropriate, or any other user or any supplier of components of the ALLTEL Software or ALLTEL provided Third Party Software covered hereunder, which could have an adverse impact on Client's use of same, provided ALLTEL or Client, as appropriate, knows of such claim or action. If in any such suit so defended, all or any part of the ALLTEL Software (or any component thereof) or the ALLTEL provided Third Party Software (or any component thereof) is held to constitute an infringement or violation of any other party's intellectual property rights and is enjoined, or if in respect of any claim of infringement, ALLTEL deems it advisable to do so, ALLTEL shall at its sole option take one or more of the following actions at no additional cost to
              Client: (a) procure the right to continue the use of the same without material interruption for Client; (b) replace the same with non-infringing software that meets the specifications identified in the Service Attachment; (c) modify said ALLTEL Software or ALLTEL provided Third Party Software (to the extent permitted by such third party) so as to be non-infringing, provided that the ALLTEL Software or ALLTEL provided Third Party Software as modified meets all of the specifications; or, (d) take back the infringing the ALLTEL Software or ALLTEL provided Third Party Software and credit Client with an amount equal to its list price less straight line depreciation over five (5) years.

       17.3 INFRINGEMENTS OF CLIENT SOFTWARE OR CLIENT PROVIDED THIRD PARTY SOFTWARE. Client agrees to defend at its own expense, any claim or action brought by any third party against ALLTEL and its officers, directors, employees, ALLTEL Affiliates, and agents for actual or alleged infringement of any patent, copyright or similar intellectual property right (including, but not limited to, misappropriation of trade secrets) based upon the Client Software or Client provided Third Party Software furnished hereunder by Client. Client further agrees to indemnify and hold ALLTEL and the ALLTEL Affiliates harmless from and against any and all liabilities, losses, costs, damages, and expenses (including reasonable attorneys' fees) associated with any such claim or action incurred by ALLTEL and the ALLTEL Affiliates. Client shall have the sole right to conduct the defense of any such claim or action and all negotiations for its settlement or compromise, unless otherwise mutually agreed to in writing between the parties hereto. Client agrees to give ALLTEL, and ALLTEL agrees to give Client, as appropriate, prompt written notice of any written threat, warning or notice of any such claim or action against ALLTEL or Client, as appropriate, or any other user or any supplier of components of Client Software or Client provided Third Party Software covered hereunder, which could have an adverse impact on ALLTEL's use of same, provided ALLTEL or Client, as appropriate, knows of such claim or action. If in any such suit so defended, all or any part of Client Software (or any component thereof) or the Client provided Third Party Software (or any component thereof) is held to constitute an infringement or violation of any other party's intellectual property rights and is enjoined, or if in respect of any claim of infringement, Client deems it advisable to do so, Client shall at is sole option take one or more of the following actions at no additional cost to
              ALLTEL: (a) procure the right to continue the use of the same without material interruption for ALLTEL; (b) replace the same with non-infringing software that meets the specifications identified in the Service Attachment; (c) modify said Client Software or Client provided Third Party Software (to the extent permitted by such third party) so as to be non-infringing, provided that Client Software as modified meets all of the specifications; or (d) relieve ALLTEL of its obligation to use such software to perform the applicable Services hereunder.

       17.4 PREVIOUS LIABILITIES. The parties hereto agree to indemnify the other and hold the other and its officers, directors, employees, affiliates (including, where applicable, the ALLTEL Affiliates and Client Affiliates) and agents harmless against any liabilities, losses, costs, damages, and expenses (including reasonable attorneys' fees) arising out of any claims or lawsuits filed or subsequently filed as a result of the acts of the other party which occurred prior to the Effective Date of this Agreement.

       17.5 DISPUTE RESOLUTION. The provisions of Section 15 shall apply with respect to the submission of any claim for indemnification under this Agreement and the resolution of any disputes relating to such claim.


18.    FORCE MAJEURE, TIME OF PERFORMANCE AND INCREASED COSTS AND ERROR
       CORRECTION.

       18.1 FORCE MAJEURE. Neither party shall be held liable for any delay or failure in performance of all or a portion of the Services of any part of this Agreement from any cause beyond its reasonable control and without its fault or negligence, including, but not limited to, acts of God, acts of civil or military authority, government regulations, embargoes, epidemics, war, terrorist acts, riots, insurrections, fires, explosions, earthquakes, nuclear accidents, floods, power blackouts affecting facilities other than facilities of a kind commonly protected by redundant power systems, unless such redundant power systems are also affected by any Force Majeure condition, unusually severe weather conditions, inability to secure products or services of other persons or transportation facilities, or acts or omissions of transportation common carriers (the "Affected Performance"). Upon the occurrence of a condition described in this Section 18.1, the party whose performance is affected shall give written notice to the other party describing the Affected Performance, and the parties shall promptly confer, in good faith, to agree upon equitable, reasonable action to minimize the impact, on both parties, of such condition, including, without limitation, implementing the disaster recovery services. The parties agree that the party whose performance is affected shall use commercially reasonable efforts to minimize the delay caused by the force majeure events and recommence the Affected Performance. In the event the delay caused by the force majeure event lasts for a period of more than 30 days, the parties shall negotiate an equitable modification to this Agreement with respect to the Affected Performance. If the parties are unable to agree upon an equitable modification within 15 days after such 30 day period has expired, then either party shall be entitled to serve 30 days notice of termination on the other party with respect to only such Affected Performance. If the force majeure event for such Affected Performance is continuing upon the expiration of such 30 day notice period the portion of this Agreement relating to the Affected Performance shall automatically terminate. The remaining portion of the Agreement that does not involve the Affected Performance shall continue in full force and effect. In such event ALLTEL shall be entitled to be paid for that portion of the Affected Performance for which it has completed or in the process of completing through the termination date. In the event that the affected performance substantially diminishes the services provides hereunder and materially affects the business operations of Client, Client shall be entitled to serve 30 days notice of termination to ALLTEL. If the Force Majeure event for such Affected Performance is continuing upon the expiration of such 30 day notice period the Agreement shall terminate without penalty to Client. In such event, ALLTEL shall be entitled to be paid for the Services which it has performed through the termination date.

       18.2 TIME OF PERFORMANCE AND INCREASED COSTS. ALLTEL's time of performance with respect to Services performed under this Agreement shall be enlarged, and its obligations under Exhibit A-2 shall be suspended, if and only to the extent, any of the following causes, in whole or in part, the necessity for such enlargement or suspension: (a) Client substantially fails to submit data or materials in the prescribed form or in accordance with the requirements of this Agreement, (b) Client substantially fails to perform on a timely basis or provide adequate resources to perform the tasks, functions or other responsibilities of Client described in this Agreement, (c) there occurs a Force Majeure condition described in Section 18.1 hereof which prevents timely performance, (d) Client or any governmental agency authorized to regulate or supervise Client makes any special request which substantially affects ALLTEL's normal performance schedule, (e) Client substantially fails to provide Client Resources called for by this Agreement, (f) Client substantially changes the priorities or decreases the number of the Staff, or
              (g) Client provided Third Party Software or the Client Software does not substantially perform in accordance with its specifications and, in each case, the same is necessary for ALLTEL's performance hereunder. In addition, if any of the above events occur, and such event will result in an increased cost to ALLTEL for providing the affected Service, ALLTEL shall so advise Client and Client may either pay any and all of such increased costs to ALLTEL or relieve ALLTEL of its responsibilities hereunder.

       18.3 ERROR CORRECTION. Client will carefully review and inspect all reports prepared by ALLTEL, to balance promptly to the appropriate control totals and within a reasonable time after any error or out-of-balance control totals should be detectable. Client agrees to notify ALLTEL of any erroneous processing. If Client fails to so notify ALLTEL within 60 days after Client's receipt of the report containing such erroneous processing, Client shall be deemed to have waived its rights in respect of such error and to have assumed all risks in respect thereof, provided however, that ALLTEL shall not be relieved of its obligations to correct such error, once notified, for on-going processing.

19.    NOTICES.

       19.1 NOTICES. Except as otherwise provided under this Agreement or in the Exhibits, all notices, demands or requests which may be given by any party to the other party shall be in writing and shall be deemed to have been duly given on the date delivered in person, or sent via telefax, overnight mail, electronic mail with return receipt, or on the date of the third business day after deposit, postage prepaid, in the United States Mail via Certified Mail return receipt requested, and addressed as set forth below:

If to Client, to:

                    Beverly Enterprises Inc.
                    5111 Rogers Avenue, Suite 40-A
                    Fort Smith, AR 72919
                    Attn:  Chief Information Officer


With a copy to:

                    Beverly Enterprises Inc.
                    5111 Rogers Avenue, Suite 40-A
                    Fort Smith, AR 72919
                    Attn:  General Counsel



If to ALLTEL, to:

                    ALLTEL Information Services, Inc.
                    4001 Rodney Parham Road
                    Little Rock, Arkansas  72212-2496
                    Attn.: Vice President and General Manager of Technology
                           Center


With a copy to:

                    ALLTEL Information Services, Inc.
                    4001 Rodney Parham Road
                    Little Rock, Arkansas 72212
                    Attn.:  General Counsel

       19.2 CHANGE OF ADDRESS. The address to which such notices, demands, requests, elections or other communications are to be given by either party may be changed by written notice given by such party to the other party pursuant to this Section.

20.    TERMINATION.

       20.1 TERMINATION. This Agreement, except as otherwise provided herein, will continue in effect until the Expiration Date. This Agreement, including all Exhibits may be terminated by the permitted party giving written notice to the other party in accordance with
              Section 19.1 and the provisions of the following sentence in this
              Section 20.1 or the provisions of Sections 20.2, 20.3 or 20.4 hereof, as applicable.

              The effective date of any such termination shall be the Termination Completion Date (as defined and determined in accordance with the provisions of Section 20.5, and such date shall be the Expiration Date in the event this Agreement is so terminated.

       20.2 TERMINATION UPON ALLTEL'S MATERIAL BREACH. In the event of the material breach by ALLTEL of any provision of this Agreement, Client shall give ALLTEL written notice, and:

              (a) If such breach is for ALLTEL's breach of its obligations under Section 21 with respect to Client's Proprietary Information, ALLTEL shall cure the breach within 15 calendar days after receipt of such notice. If ALLTEL does not cure such breach by such date (or is not working diligently in good faith to cure such breach in cases where a breach cannot reasonably be expected to be cured within 15 days), Client may, at its sole option, elect to terminate this Agreement by giving written notice of such election to ALLTEL (the "Client Termination Election Date"). In such case, within 30 days after the Termination Completion Date, ALLTEL shall pay the Client Damages (as such term is defined below) to Client.

              (b) If such breach is for any failure by ALLTEL to perform in accordance with this Agreement which, in the reasonable judgment of Client, materially adversely affects Client, Client may give notice of the breach and ALLTEL shall cure such breach within 90 days after the date of such notice. If ALLTEL does not cure such breach within such period (or within 150 days after the date of such notice, if ALLTEL is working diligently in good faith to cure such breach in cases where a breach cannot reasonably be expected to be cured within 90 days), then Client may, at its sole option, elect to terminate this Agreement without penalty by giving written notice of such election to ALLTEL which date shall constitute Client Termination Election Date. In such case, within 30 days after the Termination Completion Date, ALLTEL shall pay the Client Damages (as such term is defined below) to Client.

              (c) For the purpose of this Agreement, Client Damages, subject to Section 16 hereof, shall consist solely of Client's direct out-of-pocket damages actually incurred, for obtaining replacement Services of a substantially similar scope and nature to the Services being provided by ALLTEL hereunder in excess of what Client would have otherwise paid ALLTEL hereunder (the "Client Damages").

              (d) The failure of Client to exercise any right to elect to terminate this Agreement shall not constitute a waiver of the rights granted herein with respect to any subsequent default.

       20.3 TERMINATION UPON CLIENT'S MATERIAL BREACH. In the event of the material breach by Client of any provision of this Agreement, ALLTEL shall give Client written notice, and:

              (a) If such breach is for Client's non-payment of amounts due under this Agreement, Client shall cure such breach within 45 calendar days after receipt of such notice, or if for Client's breach of its obligations under Section 21 with respect to ALLTEL's Proprietary Information, Client shall cure the breach within 15 calendar days after receipt of such notice. If Client does not cure such breach by such date (or in the case of a breach under Section 21 with respect to ALLTEL's Proprietary Information is not working diligently in good faith to cure such breach in cases where a breach cannot reasonably be expected to be cured within 15 days), ALLTEL may, at its sole option, elect to terminate this Agreement by giving written notice of such election to Client (the "ALLTEL Termination Election Date"). In such case, within 30 days after the ALLTEL Termination Election Date, Client shall pay ALLTEL the ALLTEL Damages (as such term is defined below). Client's payment of or agreement to pay interest on any amount past due shall in no way limit or prohibit ALLTEL's right to terminate this Agreement in accordance with this Section 20.3(a).

              (b) If such breach is for any failure by Client to perform in accordance with this Agreement which, in the reasonable judgment of ALLTEL, materially adversely affects ALLTEL, ALLTEL may give notice of the breach and Client shall cure such breach within 90 days after the date of such notice. If Client does not cure such breach within such period (or is not working diligently in good faith to cure such breach in cases where a breach cannot reasonably be expected to be cured within 90 days), then ALLTEL may, at its sole option, elect to terminate this Agreement by giving written notice of such election to Client which date shall constitute the ALLTEL Termination Election Date. In such case, within 30 days after the ALLTEL Termination Election Date, Client shall pay ALLTEL the ALLTEL Damages (as such term is defined below).

              (c) For the purposes of this Agreement, the ALLTEL Damages solely shall consist of the following: (i) all unpaid amounts due and owing to ALLTEL under the Agreement from the date hereof up to and including the ALLTEL Termination Election Date, (ii) a fee equal to the present value (using a discount rate equal to the applicable U.S. Treasury bill or note rate of an equivalent maturity) of fees due under this Agreement from the day immediately following the ALLTEL Termination Election Date through the end of the Term had the termination not occurred multiplied by [.40,]
                     (iii) an amount equal to reasonable travel expenses, relocation and severance expenses (in accordance with ALLTEL's then current policy), and incentive payments to provide for the continued services of ALLTEL's staff located at Client's facilities, (iv) an amount equal to the undepreciated equipment and unamortized software used to provide the Services under this Agreement, and (v) an amount equal to any other shut-down expenses, including, without limitation, relating to canceling leases, licenses, and subcontractor agreements (collectively the "ALLTEL Damages".

              (d) The failure of ALLTEL to exercise any right to elect to terminate this Agreement shall not constitute a waiver of the rights granted herein with respect to any subsequent default.

       20.4 OPERATIONS DURING THE TERMINATION PERIOD. If either party properly elects to terminate this Agreement in accordance with Sections 20.1, 20.2, 20.3 or 20.4 then Client shall have at least six months from and after the date of the requisite ALLTEL Termination Election Date or Client Termination Election Date to make arrangements with respect to the conversion of all of Client's data then resident on ALLTEL systems to the non-ALLTEL systems. The date when all of Client's data have been substantially converted to the non-ALLTEL Systems shall hereinafter be referred to as the "Termination Completion Date" and shall be the effective date of termination of this Agreement in such events. The Termination Completion Date shall occur no sooner than six months, and no later than twelve months, after the date of the requisite ALLTEL Termination Election Date or Client Termination Election Date. Provided that Client is current in all amounts due and owing to ALLTEL, at the time of the ALLTEL Termination Election Date or Client Termination Election Date, as well as during the period between the ALLTEL Termination Election Date or Client Termination Election Date (as appropriate) and the Termination Completion Date, ALLTEL shall continue to render the Services to Client, with such changes as Client and ALLTEL may agree upon, together with such additional Services relating to such conversion as Client and ALLTEL may agree. Client shall keep ALLTEL reasonably informed of Client's decisions and activities with respect to such conversion. Client also shall give ALLTEL written notice of Client estimated Termination Completion Date promptly after a reasonably definitive projected Termination Completion Date is known by Client, and shall give written notice to ALLTEL promptly after any change in such estimated Termination Completion Date.

       20.5   TRANSITIONAL COOPERATION.

              (a) OFFER OF EMPLOYMENT. Client and ALLTEL agree not to solicit or offer employment, directly or indirectly (including, without limitation, through the use of any third party) to any employee of the other without the prior written consent of the other, except for clerical positions. The sole and exclusive remedy for breach of this provision by either party is for the breaching party to pay the non-breaching party on amount equal to two (2) times the annual salary of the subject employee.

              (d) TRANSITION. ALLTEL will cooperate with Client to cause an orderly and efficient transition. Without limiting the generality of the foregoing, ALLTEL shall be obligated to provide Client with data reasonably necessary for Client to convert to or implement ALLTEL Systems, procedures, and practices. ALLTEL's obligation shall be limited to: (i) the provision of data or information in the format of, and reasonably available to, ALLTEL; (ii) one test copy of such data and one final conversion copy, and (iii) parallel testing not exceeding one month, including parallel data feeds.

              (c) RETURN OF MATERIAL. Within 30 days after the Termination Completion Date, ALLTEL, at Client's sole cost and expense, will return all material and property owned by Client and the Client affiliates as well as all material and property of a proprietary nature involving Client and the Client affiliates. In addition, upon Client's request, ALLTEL agrees to provide to Client copies of Client data files, records and programs on magnetic media, or to destroy Client's data files, records and programs in its possession and to certify promptly to Client as to the completed destruction of these materials.

       20.6 SURVIVAL UPON EXPIRATION OR TERMINATION. The provisions of Sections 15 (Dispute Resolution), 16 (Limitation of Liability), 17 (Indemnification), 19 (Notices), 21 (Confidentiality), 23.2 (Omnibus Reconciliation Act Compliance), 23.6 (Governing Law),
              23.12 (Press Release), and 23.13 (Taxes), shall survive the Termination Completion Date of this Agreement, unless otherwise agreed to in writing by both parties.

       20.7 TERMINATION FOR CONVENIENCE. Client may terminate this Agreement for convenience and without cause effective as of any date after the third anniversary of the Start Date provided that Client is not in default of any of its obligations under this Agreement by
              (i) giving ALLTEL at least nine (9) months prior written notice designating the termination date and (ii) paying ALLTEL an amount computed as follows: One hundred eighteen thousand five hundred dollars($118,500) multiplied by the number of months remaining through 60 months from the Start Date or in the alternative, times any months remaining in any extension to the Agreement.

21.    CONFIDENTIALITY.

       21.1 CONFIDENTIALITY OBLIGATION. All information disclosed by Client or ALLTEL to the other during the negotiations and the term of this Agreement ("Proprietary Information") (i) shall be deemed the property of the disclosing party, (ii) shall be used solely for the purposes of administering and otherwise implementing the terms of this Agreement and (iii) shall be protected by the receiving party in accordance with the terms of this Section 21.

       21.2 NON-DISCLOSURE COVENANT. The parties agree that they shall not disclose any Proprietary Information of any other party in whole or in part, including derivations, to any third party. If the parties agree to a specific nondisclosure period for a specific document, the disclosing party shall mark the document with that nondisclosure period. Proprietary Information shall be held in confidence by the receiving party and its employees, contractors or agents and shall be disclosed to only those of the receiving party's employees, contractors or agents who have a need for it in connection with the administration and implementation of this Agreement. The receiving party shall cause such contractors and agents to execute confidentiality agreements in a form acceptable to the disclosing party. The receiving party agrees to give the disclosing party copies of any such confidentiality covenants promptly upon request by the disclosing party

       21.3 EXCEPTIONS. Proprietary Information shall not be deemed proprietary and the receiving party shall have no obligation with respect to any such information which:

              (a) is or becomes publicly known through no wrongful act, fault or negligence of the receiving party;

              (b) was known by the receiving party prior to disclosure and the receiving party was not under a duty of non-disclosure;

              (c) was disclosed to the receiving party by a third party who was free of obligations of confidentiality to the party providing the information; (d) is approved for release by written authorization of the disclosing party;

              (e) is publicly disclosed pursuant to a requirement or request of a governmental agency or disclosure is required by operation of law; or

              (f) is furnished to a third party by the disclosing party owning the Proprietary Information without a similar restriction on the third party's rights.

              The parties acknowledge that without in any way lessening the proprietary nature of a party's Proprietary Information, either party in accordance with the terms and conditions of this Agreement shall be free at any time to develop the same or similar Proprietary Information independently of disclosure by the transmitting party.


       21.4   CONFIDENTIALITY OF THIS AGREEMENT; PROTECTIVE ARRANGEMENTS.

              (a) The parties acknowledge that this Agreement contains confidential information that may be considered proprietary by one or both of the parties, and agree to limit distribution of this Agreement to those individuals in their respective companies with a need to know the contents of this Agreement. In no event may this Agreement be reproduced or copies shown to any third parties by Client or ALLTEL without the prior written consent of the other party, except as may be necessary by reason of legal, accounting or regulatory requirements beyond the reasonable control of Client or ALLTEL as the case may be, in which event Client and ALLTEL agree to exercise diligence in limiting such disclosure to the minimum necessary under the particular circumstances. The parties further agree to seek commercial confidential status for this Agreement with any regulatory commission with which this Agreement must be filed, to the extent such a designation can be secured.

              (b) In addition, each party agrees to give notice to the other parties of any demands to disclose or provide Proprietary Information received from the other or any third party under lawful process prior to disclosing or furnishing Proprietary Information, and agrees to cooperate in seeking reasonable protective arrangements requested by the other party. In addition, any party may disclose or provide Proprietary Information of the other party requested by a government agency having jurisdiction over the party; provided that the party uses its best efforts to obtain protective arrangements satisfactory to the party owning the Proprietary Information. The party owning the Proprietary Information may not unreasonably withhold approval of protective arrangements.

22.    OTHER REPRESENTATIONS, WARRANTIES AND COVENANTS.

       22.1   LICENSES AND PERMITS AND COMPLIANCE WITH LAWS.

              (a) LICENSES AND PERMITS. ALLTEL and Client shall each secure and maintain in force all licenses and permits required of it and its employees in the performance of this Agreement, and shall conduct its business in full compliance with all laws, ordinances and regulations applicable to its business or applicable to the other party's business to the extent that the other party has notified ALLTEL or Client, as the case may be, of the specific laws, ordinances or regulations with which the other party must comply.

              (b) COMPLIANCE WITH LAWS. ALLTEL and Client shall each shall comply, at its own expense, with the provisions of all applicable municipal requirements and those state and federal laws which may be applicable to each party in the performance of their respective obligations under this Agreement.

       22.2 NO INTERFERENCE WITH CONTRACTUAL RELATIONSHIP. Each party warrants that, as of the date hereof, it is not subject to any contractual obligation that would prevent it from entering into this Agreement. Client and ALLTEL each further warrant to the other that entering into this Agreement shall not cause or induce it to breach any of its other contractual obligations.

       22.3 COVENANT OF GOOD FAITH. Each of the parties agree that, in its respective dealings with each other party arising out of or related to this Agreement, it shall act fairly and in good faith.

       22.4   NO INFRINGEMENT.

              (a) ALLTEL SOFTWARE. ALLTEL warrants to Client that (i) ALLTEL has the right to furnish the Services provided to Client hereunder free of all liens, claims, encumbrances and other restrictions, and (ii) Client shall quietly and peacefully possess the ALLTEL Software, ALLTEL provided Third Party Software, documentation and other materials provided to Client hereunder, subject to and in accordance with the provisions of this Agreement. Each of ALLTEL warranties set forth above, as well as the patent and trademark indemnity provisions of Section 17.2 hereof, shall apply to the Services and to all enhancements, modifications or changes thereto.

              (b) CLIENT SOFTWARE. Client warrants to ALLTEL that (i) Client has the right to furnish Client Resources (including, without limitation, Client Software, Client provided Third Party Software, documentation and other materials) provided to ALLTEL hereunder and ALLTEL has the right to use the Client Resources (including, without limitation, Client Software, Client provided Third Party Software, documentation and other materials), in each case, free of all liens, claims, encumbrances and other restrictions, and (ii) ALLTEL shall quietly and peacefully possess Client Software, Client provided Third Party Software, documentation and other materials provided to ALLTEL hereunder, subject to and in accordance with the provisions of this Agreement. Each of Client's warranties set forth above, as well as the patent and trademark indemnity provision of Section 17.3 hereof, shall apply to the Services and to all enhancements, modifications or changes thereto.

       22.5   AUTHORIZATION AND EFFECT.

              (a) The execution and delivery by ALLTEL of its obligations under this Agreement have been duly authorized by all necessary corporate action on the part of ALLTEL. This Agreement has been duly executed and delivered by ALLTEL and, assuming the due execution and delivery of this Agreement by Client, constitutes a valid and binding obligation of ALLTEL, except as the same maybe limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditor's rights generally, and subject to the qualification that general equitable principles may limit the enforcement of certain remedies, including the remedy of specific performance.

              (b) The execution and delivery by Client of this Agreement and the fulfillment of its obligations under this Agreement have been duly authorized by all necessary corporate action on the part of Client. This Agreement has been duly executed and delivered by Client and, assuming the due execution and delivery of this Agreement by ALLTEL, constitutes a valid and binding obligation of Client, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditor's rights generally, and subject to the qualification that general equitable principles may limit the enforcement of certain remedies, including the remedy of specific performance.

       22.6 NO ADDITIONAL REPRESENTATIONS OR WARRANTIES. Except as provided in this Agreement, ALLTEL IS MAKING NO representation or warranty of any kind, express, implied or statutory, including but not limited to the implied warranties of merchantability and fitness for a particular purpose, and CLIENT AGREES THAT all such other representations and warranties that are not provided in this agreement are hereby excluded and disclaimed.

23.    MISCELLANEOUS.

       23.1 INDEPENDENT CONTRACTOR. It is agreed that ALLTEL is an independent contractor and that:

              (a) CLIENT SUPERVISOR POWERS. Client has no power to supervise, give directions or otherwise regulate ALLTEL's operations or its employees, except as herein provided for security of Client's data and detection of errors in processing.

              (b) ALLTEL'S EMPLOYEES. ALLTEL shall be solely responsible for payment of compensation to its personnel and for any injury to them in the course of their employment. ALLTEL shall assume full responsibility for payment of all federal, state and local taxes or contributions imposed or required under unemployment insurance, social security and income tax laws with respect to such persons.

              (c) RELATIONSHIP. The parties declare and agree that each party is engaged in a business which is independent from that of the other party and each party shall perform its obligations as an independent contractor. Neither party is an agent of the other party and has no authority to represent the other party as to any matters, except as authorized herein.

       23.2 OMNIBUS RECONCILIATION ACT COMPLIANCE. As applicable under the Omnibus Reconciliation Act of 1980, until the expiration of 4 years after the furnishing of Services under this Agreement, ALLTEL shall, upon receipt of written request, and if then required to make such information available under the then-existing law, make available to the Secretary of the United States Department of Health and Human Services, the Comptroller General, or any of their duly authorized representatives, this Agreement, books, documents, and/or records of ALLTEL that are necessary to certify the nature and extent of products and services delivered under this Agreement and costs associated therewith. In addition, if ALLTEL carries out any of the duties of this Agreement through a subcontract with a value or cost of $10,000.00 or more over a 12 month period, such subcontract will contain a clause to the effect that, until the expiration of 4 years after the furnishing of such services under such subcontract, the subcontractor shall, upon receipt of written request and if then required to make such information available under the then-existing law, make available to the Secretary of the United States Department of Health and Human Services, Comptroller General, or any of their duly authorized representatives, the subcontract, books, documents, and/or records of such subcontractor that are necessary to verify the nature and extent of such costs.

       23.3 ASSIGNMENT. Neither party shall assign, delegate, or otherwise convey or transfer (the "Assignment") its rights, interests or obligations under this Agreement to any person or entity without the prior written consent of the other party which consent shall not be unreasonably denied, delayed or limited. All obligations and duties of any party under this Agreement shall be binding on all successors in interest and permitted assigns of such party. If the other party consents to the Assignment, the proposed assignee or transferee shall, upon completion of the Assignment, automatically succeed to the corresponding rights, interests, and obligations of the assigning and transferring party and shall be a successor of such party for purposes of this Agreement. ALLTEL recognizes that Client anticipates temporarily transferring substantially all of its assets to a new entity, New Beverly Holding, Inc. then back to Client for the purpose of divesting its pharmacy operations. ALLTEL hereby consents to such transfer.

       23.4 SEVERABILITY. In the event that any one or more of the provisions contained herein shall for any reason be held to be unenforceable in any respect under law, such unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such unenforceable provision or provisions had never been contained herein, provided that the removal of such offending term or provision does not materially alter the burdens or benefits of either of the parties under this Agreement or any Service Attachment.

       23.5 THIRD PARTY BENEFICIARIES. The provisions of this Agreement are for the benefit of the parties and not for any other person. However, should any third party institute proceedings, this Agreement shall not provide any such person with any remedy, claim, liability, reimbursement, cause of action, or other right.

       23.6 GOVERNING LAW. Except as otherwise expressly provided in this Agreement and Exhibits, this Agreement shall be deemed to be a contract made under the laws of the State of Arkansas and the construction, interpretation, and performance of this Agreement and Exhibits and all transactions hereunder shall be governed by the substantive law of such State. All judicial proceedings to be brought with respect to this Agreement shall be brought in the appropriate federal or state court in the state of Arkansas (the "Courts") and by execution and delivery of this Agreement, Client and ALLTEL each accepts general and unconditionally the exclusive jurisdiction of the Courts. Client and ALLTEL also each irrevocably waives any objection (including, without limitation, any objection of the laying of venue based on the grounds of forum non-conveniens) which Client or ALLTEL may now have or hereafter may have to the bringing of any new action or proceeding with respect to this Agreement in the Courts.

       23.7 EXECUTED IN COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same document.



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

       23.8 CONSTRUCTION. The headings and numbering of sections in this Agreement are for convenience only and shall not be construed to define or limit any of the terms or affect the scope, meaning or interpretation of this Agreement or the particular section to which they relate. This Agreement and the provisions contained herein shall not be construed or interpreted for or against any party because that party drafted or caused its legal representative to draft any of its provisions.

       23.9 ENTIRE AGREEMENT. This Agreement, including the Exhibits attached hereto and the agreements referenced herein constitute the entire Agreement between the parties, and supersedes all prior oral or written agreements, representations, statements, negotiations, understandings, proposals and undertakings, with respect to the services to be provided by ALLTEL to Client.

       23.10 AMENDMENTS AND WAIVERS. This Agreement may be amended only by written agreement signed by duly authorized representatives of each party. No waiver of any provisions of this Agreement and no consent to any default under this Agreement shall be effective unless the same shall be in writing and signed by or on behalf of the party against whom such waiver or consent is claimed. No course of dealing or failure of any party to strictly enforce any term, right or condition of this Agreement shall be construed as a waiver of such term, right or condition. Waiver by either party of any default by the other party shall not be deemed a waiver of any other default.

       23.11 REMEDIES CUMULATIVE. Unless otherwise provided for under this Agreement, all rights of termination or cancellation, or other remedies set forth in this Agreement, are cumulative and are not intended to be exclusive of other remedies to which the injured party may be entitled by law or equity in case of any breach or threatened breach by the other party of any provision in this Agreement. Use of one or more remedies shall not bar use of any other remedy for the purpose of enforcing any provision of this Agreement.

       23.12 PRESS RELEASES. The parties shall consult with each other in preparing any press release, public announcement, news media response or other form of release of information concerning this Agreement or the transactions contemplated hereby that is intended to provide such information to the news media or the public (a "Press Release"). Neither party shall issue or cause the publication of any such Press Release without the prior written consent of the other party; except that nothing herein will prohibit either party from issuing or causing publication of any such Press Release to the extent that such action is required by applicable law or the rules of any national stock exchange applicable to such party or its affiliates, in which case the party wishing to make such disclosure will, if practicable under the circumstances, notify the other party of the proposed time of issuance of such Press Release and consult with and allow the other party reasonable time to comment on such Press Release in advance of its issuance.



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

       23.13 TAXES. All charges and fees to be paid by Client are exclusive of any applicable sales, use, excise or services tax which may be assessed on the provision of the Services. In the event that a sales, use, excise or services tax is assessed on the provision of any of the Services provided to Client under this Agreement, Client will pay directly or reimburse ALLTEL for such taxes. The parties will cooperate with each other in determining the extent to which any tax is due and owing under the circumstances, and shall provide and make available to each other any resale certificates, information regarding out-of-state use of materials, services or sale, and other exemption certificates or information reasonably requested by either party. The parties also agree to work together to segregate all payments under this Agreement into three payment streams, those for taxable services, those for non-taxable services, and those in which ALLTEL functions as a payment agent for Client in receiving goods, supplies or services (including leasing and licensing arrangements) that otherwise are nontaxable or have previously been subject to tax.


IN WITNESS WHEREOF, the parties, acting through their authorized officers, have caused this Agreement to be duly executed and delivered as of the date first above written.

ALLTEL INFORMATION                       BEVERLY ENTERPRISES,
SERVICES, INC.                           INC.

By:                                      By:
   --------------------------------         -----------------------------------

Name:                                    Name:
     ------------------------------           ---------------------------------

Title:                                   Title:
      -----------------------------            --------------------------------

Date:                                    Date:
     ------------------------------           ---------------------------------



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